Exhibit 99.1

Hi-Tech Pharmacal Reports First Fiscal Quarter Results

AMITYVILLE, N.Y. - September 7, 2007 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal first quarter ended July 31, 2007.

Quarterly Results

Net sales for the three months ended July 31, 2007 were $10,098,000, a decrease of $1,220,000 compared to the net sales of $11,318,000, for the three months ended July 31, 2006.

Net sales for generic pharmaceutical and prescription brand products for the three months ended July 31, 2007 were $8,027,000, a decrease of $1,500,000, compared to the sales of $9,527,000 for the respective fiscal 2006 period. The decrease was primarily due to lower unit sales of branded and generic cough and flu products including Tanafed DMX®, the discontinuation of Tannate 12-DS as the result of the settlement with MedPointe Pharmaceuticals, and lower pricing on several generic products. Overall unit volume for the generic line was flat compared to the same quarter in fiscal 2007. The fiscal first quarter is historically the weakest quarter for generic products due to the seasonality of this product line.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $2,071,000, an increase of $281,000 or 16%, compared to $1,790,000 reported for the same period last year. The change was primarily due to sales increases of products for people with diabetes.

Cost of sales increased to $8,033,000 or 80% of net sales, for the three months ended July 31, 2007 from $7,161,000, or 63% of net sales, for the three months ended July 31, 2006. The increase as a percentage of sales is due to decreased unit sales of higher margin products including Tanafed DMX®, increased unit sales of lower margin products, and pricing pressures which lowered margins on several products.

Research and product development costs for the three months ended July 31, 2007 increased to $1,324,000, or 13% of net sales compared to $1,289,000 or 11% of net sales for the same period ended July 31, 2006 due to increased investment in externally developed projects. Spending on research and development is expected to increase further in the coming quarters as the Company expands its external research efforts.

Selling, general and administrative expense increased to $5,618,000 from $5,394,000 for the three months ended July 31, 2007 and 2006, respectively. This was primarily the result of increased promotional spending in our Health Care Products division.

For the three months ended July 31, 2007, the Company experienced a net loss of $2,878,000 compared to a net loss of $959,000 in the same period in the prior year. This loss led to a fully diluted loss per share of $0.25, compared to a fully diluted loss of $0.08 per share for the three months ended July 31, 2007 and July 31, 2006, respectively.

The Company’s management believes that it will launch six products including three to four ANDAs this fiscal year.

Hi-Tech currently has 13 products awaiting approval at the FDA, targeting brand and generic sales of over $1.5 billion. In addition, Hi-Tech has 20 products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

6

	Three Months Ended
	7/31/2007	7/31/2006
Net sales	$10,098,000	$11,318,000
Cost of goods sold	8,033,000	7,161,000

Gross profit	2,065,000	4,157,000

Selling, general and administrative expenses	5,618,000	5,394,000
Research and product development costs	1,324,000	1,289,000
Interest expense	4,000	3,000
Interest (income) and other	(340,000)	(463,000)

Total	$6,606,000	$6,223,000

Loss before income taxes	(4,541,000)	(2,066,000)
Benefit from income taxes	(1,663,000)	(1,107,000)

Net loss	$(2,878,000)	$(959,000)

Basic and diluted loss per share	$(0.25)	$(0.08)

Weighted average common shares outstanding – basic and diluted	11,424,000	12,188,000

7